Exhibit 23.1
                          Consent of Ernst & Young LLP


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                                  Exhibit 23.1

                                     CONSENT

We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 (File No. 33-26248) and related Prospectus of First United Corporation for the registration of 194,431 shares of its common stock in connection with its Dividend Reinvestment and Stock Purchase Plan, and to the incorporation by reference therein of our report dated February 14, 2002 with respect to the consolidated financial Statements of First United Corporation included in its Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.


                                              /s/ Ernst & Young LLP



Baltimore, Maryland
August 20, 2002